Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2003 relating to the consolidated financial statements of NRG Energy, Inc. as of December 31, 2002, which appears in Xcel Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
April 9, 2003